EXHIBIT 3.4

                           ARTICLES OF AMENDMENT TO
              THE ARTICLES OF INCORPORATION OF REGENTS ROAD, LTD.


     Pursuant to Colorado Revised Statutes, Section 7-110-101 et seq. and pursuant to the recommendation of the Board of Directors and the vote of the majority of shareholders of the corporation, Regents Road, Ltd., a Colorado corporation, hereby amends its Articles of Incorporation as follows:

     1. The shareholders amend Article 1 of the Articles of Incorporation by amending the name of the Company from Regents Road, Ltd. to Adpads Incorporated pursuant to C.R.S. Section 7-110-106;

     2. The shareholders of the Corporation, constituting 89% of the issued and outstanding shares of the Company, having conducted the continued meeting from January 26, 2000, have properly adopted the Amendment to the Articles pursuant to statute.

     So certified by the undersigned acting temporary Secretary of Regents Road, Ltd. on behalf of its shareholders.



                                   /s/ Richard Muller
                                   -----------------------------------------
                                   Richard Muller, Temporary Secretary